Exhibit 12.3

TEXAS-NEW MEXICO POWER COMPANY

Ratio of Earnings to Fixed Charges

(In thousands, except ratio)

	Nine Months Ended September 30, 2010	Year Ended December 31,
		2009	2008	2007	2006	2005
Fixed charges, as defined by the Securities and Exchange Commission:
Interest expensed and capitalized	$21,528	$25,609	$17,861	$23,523	$27,374	$25,906
Amortization of debt premium, discount and expenses	2,049	3,355	1,504	1,925	1,695	2,111
Estimated interest factor of lease rental charges	890	831	571	844	367	377

Total Fixed Charges	$24,467	$29,795	$19,936	$26,292	$29,436	$28,394

Earnings, as defined by the Securities and Exchange Commission:
Earnings from continuing operations before income taxes	$21,540	$20,151	$2,335	$29,055	$17,905	$25,183
Fixed charges as above	24,467	29,795	19,936	26,292	29,436	28,394
Interest capitalized	(94)	(1,144)	(1,025)	(332)	(209)	(200)

Earnings Available for Fixed Charges	$45,913	$48,802	$21,246	$55,015	$47,132	$53,377

Ratio of Earnings to Fixed Charges	1.88	1.64	1.07	2.09	1.60	1.88